As filed with the Securities and Exchange Commission on June 24, 2002	Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Computer Task Group, Incorporated
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0912632 (I.R.S.Employer Identification No.)

800 Delaware Avenue, Buffalo, New York 14209
(Address of Principal Executive Offices, Including Zip Code)

Computer Task Group, Incorporated 2000 Equity Award Plan
(Full Title of the Plan)

Peter P. Radetich, Esq. Computer Task Group, Incorporated 800 Delaware Avenue Buffalo, New York 14209 (716) 882-8000	Copy to: Ward B. Hinkle, Esq. Hodgson Russ LLP One M&T Plaza-Suite 2000 Buffalo, New York 14203 (716) 856-4000
(Name, address and telephone number of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01	1,000,000	$4.53	$4,530,000	$416.76

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices for the shares on the New York Stock Exchange composite reporting system on June 17, 2002. The amount being registered is the aggregate of additional shares that are issuable as a result of the 2002 amendment to the Computer Task Group, Incorporated 2000 Equity Award Plan.

NOTICE

        Reference is made to the Registrant's Registration Statement No. 333-39936 on Form S-8 (the "Original Registration"), the contents of which are incorporated herein by reference. This registration relates to additional securities of the same class for the same employee benefit plan as covered by the Original Registration. Pursuant to General Instruction E of Form S-8, in addition to incorporating the contents of the Original Registration this registration includes required opinions and consents, the signature page, and any information required that is not in the Original Registration.

PART II

Information Required in the Registration Statement

ITEM 5. Interests of Named Experts and Counsel

        Certain legal matters with respect to the Common Stock being offered hereby have been passed upon by Peter P. Radetich, Secretary and General Counsel to the Registrant. As of June 17, 2002 Mr. Radetich beneficially owned Common Stock of the Registrant in an amount equal to less than one percent of the issued and outstanding shares.

ITEM 8. Exhibits

4.	Computer Task Group, Incorporated 2000 Equity Award Plan, as amended -- incorporated by reference to Exhibit A to the Registrant's definitive proxy statement, dated March 22, 2002, for its annual meeting of shareholders held on May 1, 2002, as filed with the SEC.
5.	Opinion of Peter P. Radetich, Vice President, Secretary and General Counsel of the Registrant as to legality of securities being registered -- filed herewith.
23.	(a) Consent of Peter P. Radetich, Vice President, Secretary and General Counsel - contained in exhibit 5, filed herewith.
(b) Consent of Deloitte & Touche LLP -- filed herewith.
24.	Power of Attorney -- included in the signature page filed as part of this registration.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 20, 2002.

COMPUTER TASK GROUP, INCORPORATED By: /s/ James R. Boldt James R. Boldt Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints GREGORY M. DEARLOVE and PETER P. RADETICH, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or each of them or their or his or her substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(a) Principal Executive Officer	Chairman, Chief Executive
/s/ James R. Boldt	Officer and Director	June 20, 2002
James R. Boldt

(b) Principal Financial and Accounting Officer	Vice President and
/s/ Gregory M. Dearlove	Chief Financial Officer	June 20, 2002
Gregory M. Dearlove

(c) Directors	Date

/s/ James R. Boldt	June 20, 2002
James R. Boldt

/s/ George B. Beitzel	June 20, 2002
George B. Beitzel

/s/ Randall L. Clark	June 20, 2002
Randall L. Clark

/s/ R. Keith Elliott	June 20, 2002
R. Keith Elliott

___________________	June ___, 2002
Randolph A. Marks

/s/ John M. Palms	June 20, 2002
John M. Palms

/s/ Daniel J. Sullivan	June 20, 2002
Daniel J. Sullivan

EXHIBIT INDEX
Exhibit No.	Description	Page or Reference
4	Copy of Computer Task Group, Incorporated 2000 Equity Award Plan	(1)
5	Opinion of Peter P. Radetich, Secretary and General Counsel to Registrant as to legality of securities being registered	Page 6
23 (a)	Consent of Peter P. Radetich, Secretary and General Counsel (included in Exhibit No. 5)	Page 6
23 (b)	Consent of Deloitte & Touche LLP	Page 7
24	Power of Attorney (included in signature page on page 3 of this registration statement)
(1)	Filed as Appendix A to the Registrant's definitive Proxy Statement dated March 22, 2002 in connection with the Registrant's annual meeting of shareholders held on May 1, 2002 and incorporated herein by reference.